As filed with the Securities and Exchange Commission
                           on September 28, 1999.

                              ----------------


                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549


                                 FORM 8-K


                             CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF
                   THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of Earliest Event Reported):  August 31, 1999


                    CORRECTIONAL SERVICES CORPORATION
          (Exact name of registrant as specified in its charter)



        Delaware                         0-23038              11-3182580
(State or other jurisdiction of     (Commission File     (I.R.S. Employer
incorporation or organization)            Number)       Identification No.)


       1819 Main Street
          Suite 1000
      Sarasota, Florida                                         34326
(Address of principal executive offices)                     (Zip Code)


    Registrant's telephone number, including area code: (941) 953-9199


                              Not Applicable
       (Former name or former address, if changed since last report)



                         Exhibit Index on Page 5

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Item 5.  Report of Other Events

     On August 31, 1999, Correctional Services Corporation (the "Company") entered into a Credit Agreement with Summit Bank, N.A., a New Jersey based national bank. The Credit Agreement provides the Company with a $30,000,000 revolving line of credit to be used by the Company and its subsidiaries for working capital and general corporate purposes and to finance the acquisition of facilities, properties and other businesses. The Credit Agreement also provides the Company with a delayed draw down credit facility which provides the Company with up to $20,000,000 in additional financing to be used by the Company to fund the redemption of the outstanding 7% Convertible Subordinated Debentures Due February, 2006 that were issued by the Youth Services International, Inc. ("YSI") subsidiary of the Company (the "Debentures"). As described below, the Debenture holders have the right to require YSI to redeem the Debentures prior to February 2006.

     On the same date, the Company also entered into a Master Agreement with Atlantic Financial Group, Ltd., Summit Bank, N.A. and SunTrust Bank, Nashville, N.A. which provides the Company with access to an additional $45,000,000 in financing which may be used by the Company to purchase land and property and to finance the construction of new facilities through a lease arrangement.

     Simultaneously with the closing of the transactions contemplated by the new Credit Agreement, the Company used approximately $13,080,000 of its available credit under the revolving line of credit facility to discharge all of its outstanding banking indebtedness to NationsBank, N.A., fees related to the financing and repayment of other indebtedness. In addition, the Company used approximately $14,750,000 of its available credit under the delayed draw down facility to redeem Debentures having an original principal amount of $16,280,000. As a result of these transactions, the Company has $16,920,000 available to it under its line of credit and $5,250,000 available to it for delayed draw downs to redeem additional Debentures.

     Further, in connection with the closing of the transactions contemplated by the Credit Agreement and the Master Agreement, the Company used approximately $18,984,000 of its available credit under the Master Agreement to discharge its obligations to NationsBank under a similar financing vehicle previously provided by NationsBank to the Company. As a result, the Company currently has $26,016,000 available to it under its property acquisition and construction financing facility.

     As previously reported, the holders of the Debentures obtained the right to require YSI to redeem the Debentures at 100% of the original principal amount thereof, plus accrued but unpaid interest thereon, as a result of the merger transaction consummated on March 31, 1999 in which CSC acquired YSI. In November 1998, YSI obtained agreements from six holders of Debentures, holding approximately $30.5 million of the outstanding principal amount of the Debentures in the aggregate, under which the holders agreed to postpone the redemption of their Debentures until March 31, 2000 (the first anniversary of the closing date of the Merger).

     On or about June 1, 1999, YSI redeemed approximately $1.7 million in principal amount of Debentures for cash amount equal to 100% of the principal amount plus accrued interest as described above, from the Debenture holders who elected not to enter into agreements with YSI to postpone the redemption of their Debentures.

     In anticipation of entering into its new credit facilities, the Company agreed with certain holders of the Debentures (who had previously agreed to postpone the redemption of their Debentures until March 31, 2000) to redeem their Debentures upon the closing of the new credit facilities at a redemption price equal to 90% of the original principal amount thereof, plus accrued but unpaid interest. As noted above, the Company used approximately $14,750,000 of its available credit under the Credit Agreement to fund these redemptions.

     As a result, approximately $14,220,000 in principal amount of the Debentures remains outstanding. Unless the parties agree otherwise, the Company will be required to redeem these remaining Debentures on March 31, 2000 at 100% of the original principal amount thereof, plus accrued but unpaid interest.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

        10.72  Credit Agreement, dated August 31, 1999, between
Correctional Services Corporation and Summit Bank, N.A.

        10.73  Master Agreement, dated August 31, 1999, between
Correctional Services Corporation and Atlantic Financial Group, Ltd., Summit Bank, N.A. and SunTrust Bank, Nashville, N.A.

                               SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 28, 1999


                                  CORRECTIONAL SERVICES CORPORATION


                                  By:  /s/ James F. Slattery
                                  ----------------------------------
                                       James F. Slattery
                                       Chairman of the Board, Chief
                                       Executive Officer and President

                              EXHIBIT INDEX


10.72 Credit Agreement, dated August 31, 1999, between Correctional Services Corporation and Summit Bank, N.A.

10.73 Master Agreement, dated August 31, 1999, between Correctional Services Corporation and Atlantic Financial Group, Ltd., Summit Bank, N.A. and SunTrust Bank, Nashville, N.A.

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